Exhibit 3.1

EXHIBIT A

FOURTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ATLAS TECHNICAL CONSULTANTS, INC.

FIRST:	The name of the corporation (the “Corporation”) is Atlas Technical Consultants, Inc.

SECOND:	Its registered office in the State of Delaware is located at:

c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, DE, 19808, County of New Castle, and the name of the Corporations’ registered agent at such address is Corporation Service Company.

THIRD:	The purpose or purposes of the Corporation shall be:

To carry on any and all business and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH:	The total number of shares of stock which this Corporation is authorized to issue is:

One Thousand (1,000) shares of Common Stock, par value $0,001 per share.

FIFTH:	In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors is expressly authorized to adopt, amend or repeal the bylaws of the Corporation.

SIXTH:	Elections of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.

SEVENTH:	To the full extent permitted by the DGCL and any other applicable law currently or hereafter in effect, no director of the Corporation will be personally liable to the Corporation or its stockholders for or with respect to any breach of fiduciary duty or other act or omission as a director of the Corporation, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as it now exists. In addition to the circumstances in which a director of the Corporation is not personally liable as set forth in the preceding sentence, a director of the Corporation shall not be liable to the fullest extent permitted by any amendment to the DGCL hereafter enacted that further limits the liability of a director. No repeal or modification of this Article SEVENTH will adversely affect the protection of any director of the Corporation provided hereby in relation to any breach of fiduciary duty or other act or omission as a director of the Corporation occurring prior to the effectiveness of such repeal or modification.

EIGHTH:	Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise subject to or involved in any claim, demand, action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another company or of a partnership joint venture, trust or other enterprise, including service with respect to an employee benefit plan (an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified by the Corporation to the fullest extent permitted or required by the DGCL and any other applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith (“Indemnifiable Losses”); provided, however, that, except as provided in the Fourth Paragraph of this Article EIGHTH with respect to Proceedings to enforce rights to indemnification, the Corporation shall indemnify any such Indemnitee pursuant to this First Paragraph of this Article EIGHTH in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board.

Right to Advancement of Expenses. The right to indemnification conferred in the First Paragraph of this Article EIGHTH shall include the right to advancement by the Corporation of any and all expenses (including, without limitation, attorneys’ fees and expenses) incurred in defending any such Proceeding in advance of its final disposition (an “Advancement of Expenses”); provided, however, that, if the DGCL so requires, an Advancement of Expenses incurred by an Indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including without limitation service to an employee benefit plan) shall be made pursuant to this Second Paragraph of this Article EIGHTH only upon delivery to the Corporation of an undertaking (an “Undertaking”), by or on behalf of such Indemnitee, to repay, without interest, all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “Final Adjudication”) that such Indemnitee is not entitled to be indemnified for such expenses under this Second Paragraph of this Article EIGHTH. An Indemnitee’s right to an Advancement of Expenses pursuant to this Second Paragraph of this Article EIGHTH is not subject to the satisfaction of any standard of conduct and is not conditioned upon any prior determination that Indemnitee is entitled to indemnification under First Paragraph of this Article EIGHTH with respect to the related Proceeding or the absence of any prior determination to the contrary.

Contract Rights. The rights to indemnification and to the Advancement of Expenses conferred in the First and Second Paragraphs of this Article EIGHTH shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

Right of Indemnitee to Bring Suit. If a claim under the First or Second Paragraph of this Article EIGHTH is not paid in full by the Corporation within 60 calendar days after a written claim has been received by the Corporation, except in the case of a claim for an Advancement of Expenses, in which case the applicable period shall be 20 calendar days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Indemnitee shall be entitled to the fullest extent permitted or required by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader reimbursements of prosecution or defense expenses than such law permitted the Corporation to provide prior to such amendment), to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an Advancement of Expenses) it shall be a defense that, and (ii) any suit brought by the Corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Corporation shall be entitled to recover such expenses, without interest, upon a Final Adjudication that, the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its board of directors or a committee thereof, its stockholders or independent legal counsel) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors or a committee thereof, its stockholders or independent legal counsel) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by an Indemnitee to enforce a right to indemnification or to an Advancement of Expenses hereunder, or brought by the Corporation to recover an Advancement of Expenses hereunder pursuant to the terms of an Undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such Advancement of Expenses, shall be on the Corporation.

Non-Exclusivity of Rights. The rights to indemnification and to the Advancement of Expenses conferred in this Article EIGHTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, this Fourth Amended and Restated Certificate of Incorporation, the Bylaws, any agreement, any vote of stockholders or disinterested directors or otherwise. Nothing contained in this Article EIGHTH shall limit or otherwise affect any such other right or the Corporation’s power to confer any such other right.

NINTH:	The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Fourth Amended and Restated Certificate of Incorporation, and to add or insert other provisions authorized by the laws of the State of Delaware at the time in force, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Fourth Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article NINTH.

TENTH:	Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

IN WITNESS WHEREOF, Atlas Technical Consultants Inc. has caused this Fourth Amended and Restated Certificate to be duly executed in its name and on its behalf by an authorized officer as of this 19th day of April, 2023.

ATLAS TECHNICAL CONSULTANTS, INC.

By:	/s/ L. Joe Boyer
Name:	L. Joe Boyer
Title:	Chief Executive Officer

Signature Page to Fourth Amended and Restated Certificate of Incorporation

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